Exhibit 99.1

  FIRST BUSEY CORPORATION EARNINGS RELEASE FOR QUARTER ENDING DECEMBER 31, 2005

                 URBANA, Ill., Jan. 17 /PRNewswire-FirstCall/ --

                              FINANCIAL HIGHLIGHTS

     In reviewing the financial results of First Busey Corporation (Nasdaq:
BUSE), it is important that we keep in mind two transactions which have had considerable impact. On June 1, 2004, First Busey Corporation acquired First Capital Bank, of Peoria, Illinois. At acquisition First Capital had $241 million in total assets, $152 million in loans and $147 million in deposits. On July 29, 2005, First Busey acquired Tarpon Coast Bancorp, Inc., of Port Charlotte, Florida, and its subsidiary bank, Tarpon Coast National Bank. At acquisition, Tarpon Coast National Bank had $153 million in total assets, $116 million in loans, and $140 million in deposits. Earnings of these two banks have been included in First Busey results since their respective dates of acquisition.

     Net income increased $794,000 or 13.8% to $6,563,000 for the quarter ended December 31, 2005, as compared to $5,769,000 for the comparable period in 2004. For the quarter ended December 31, 2005, earnings per share on a fully-diluted basis were $0.31, an increase of $0.03 or 10.7% from $0.28 for the comparable period in 2004. On a year-to-date basis, net income increased $4,480,000 or 20.0% to $26,934,000, as compared to $22,454,000 for the 2004. First Busey
Corporation completed the acquisition of First Capital Bank on June 1, 2004. Subsequent to acquisition First Capital contributed $1,170,000 in net income to First Busey earnings during 2004. On July 29, 2005, First Busey acquired Tarpon Coast Bancorp, Inc. and its subsidiary bank, Tarpon Coast National Bank. Subsequent to its acquisition Tarpon Coast National Bank contributed $469,000 to First Busey earnings. For the year ended December 31, 2005, earnings per share on a fully-diluted basis were $1.29, an increase of $0.20 or 18.3% from $1.09 for 2004.

     Net interest margin for the fourth quarter of 2005 was 3.72%, compared to 3.37% during the fourth quarter of 2004. Net interest income increased $3,700,000 or 24.1% to $19,078,000 in the fourth quarter of 2005 compared to $15,378,000 in the comparable quarter in 2004. Interest income increased $8,341,000 to $32,811,000 during the fourth quarter of 2005 compared to $24,470,000 in the same period in 2004 due primarily to loan growth and higher yields on outstanding loans. Interest expense increased $4,641,000 or 51.0% to $13,733,000 during the fourth quarter of 2005 compared to the same period in 2004 due primarily to increased deposit and borrowing costs combined with growth in deposits and long-term debt. The increase in long-term debt is associated with the July, 2005, acquisition of Tarpon Coast.

     Provision for loan losses was $725,000 during the fourth quarter of 2005 compared to $585,000 during the comparable period in 2004. The increase in the provision for loan losses is related primarily to an increase in the balance of non-accrual loans, which grew from $1,523,000 at the end of 2004 to $4,483,000 as of December 31, 2005. Of the increase in non-accrual loans, $1,920,000 is related to two credits which had previously been identified as potential problems. The allowance for loan losses expressed as a percentage of total loans was 1.33% and 1.30% as of December 31, 2005 and 2004, respectively.

     Non-interest income was $5,900,000 during the fourth quarter of 2005, which represents a decrease of $141,000 from non-interest income of $6,041,000 during the fourth quarter of 2004. The Corporation recognized net losses of $360,000 during the fourth quarter of 2005 from the sale of securities compared to a net gain of $283,000 during the comparable period in 2004 in order to reposition the investment portfolio for better performance under current interest-rate conditions and to restructure maturities of certain securities to better meet the organization's liquidity needs.

     Non-interest expense increased $2,279,000 or 18.6% to $14,551,000 during the fourth quarter of 2005, compared to $12,272,000 during the comparable period in 2004 due primarily to increased operating costs associated with the addition of Tarpon Coast National Bank.

                                FINANCIAL SUMMARY

                                         Three Months Ended       Twelve Months Ended
                                            December 31,              December 31,
                                     ------------------------   -----------------------
                                         2005         2004         2005         2004
                                     -----------   ----------   ----------   ----------
                                            (in thousands, except per share data)
Earnings & Per Share
 Data
Net income                           $     6,563  $     5,769  $    26,934  $    22,454
Basic earnings per
 share                                      0.31         0.28         1.29         1.10
Fully diluted earnings
 per share                                  0.31         0.28         1.29         1.09
Dividends per share                         0.14         0.13         0.56         0.51

Average Balances
Assets                               $ 2,265,002  $ 1,986,325  $ 2,096,435  $ 1,756,846
Investment
 securities                              346,343      345,444      324,981      265,514
Loans                                  1,721,236    1,459,995    1,604,198    1,355,487
Earning assets                         2,089,633    1,850,868    1,946,213    1,640,204
Deposits                               1,806,500    1,575,532    1,670,463    1,403,848
Stockholders' equity                     166,205      136,062      149,860      130,356

Performance Ratios
Return on average
 assets                                     1.15%       1,15%         1.28%        1.28%
Return on average
 equity                                    15.67%       16.82%       17.97%       17.23%
Net interest margin                         3.72%        3.37%        3.73%        3.49%
Efficiency ratio                           54.87%       56.20%       52.00%       53.33%

Loan Performance
Net credit losses                    $       155  $        71  $       725  $     1,985
Accruing loans 90+
 days past due                             1,420        2,141        1,420        2,141
Non-accrual loans                          4,483        1,523        4,483        1,523
Foreclosed assets                            237        4,235          237        4,235

                           CONSOLIDATED BALANCE SHEETS
                                   (unaudited)

                                                         December 31,
                                                -----------------------------
                                                     2005           2004
                                                -------------   -------------
                                                     (in thousands except
                                                        per share data)
Assets
Cash and due from banks                         $      60,957   $      47,991
Federal funds sold                                      2,300           3,100
Investment securities                                 331,237         352,256

Loans                                               1,749,162       1,475,900
  Less allowance for loan losses                      (23,190)        (19,217)
Net loans                                       $   1,725,972   $   1,456,683

Premises and equipment, net                            37,815          26,295
Goodwill and other intangibles                         59,224          35,637
Other assets                                           45,917          42,479
Total assets                                    $   2,263,422   $   1,964,441

Liabilities & Stockholders' Equity
Non-interest bearing deposits                   $     265,170   $     213,921
Interest-bearing deposits                           1,544,229       1,344,901
Total deposits                                  $   1,809,399   $   1,558,822

Federal funds purchased & securities
 sold under agreements to repurchase                   50,113          41,558
Short-term borrowings                                       -          11,250
Long-term debt                                        169,883         165,374
Junior subordinated debt owed to
 unconsolidated trusts                                 50,000          40,000
Other liabilities                                      14,313           8,565
Total liabilities                               $   2,093,708   $   1,825,569

Common stock                                    $          22   $       6,291
Common stock to be issued                                 408               -
Surplus                                                44,812          21,696
Retained earnings                                     129,729         114,359
Other comprehensive income                              7,282           9,170
Treasury stock                                        (10,477)        (10,173)
Unearned ESOP shares                                   (2,058)         (2,456)
Deferred compensation for stock grants                     (4)            (15)
Total stockholders' equity                      $     169,714   $     138,872
Total liabilities & stockholders' equity        $   2,263,422   $   1,964,441

Per Share Data
Book value per share                            $        7.89   $        6.74
Tangible book value per share                   $        5.13   $        5.01
Ending number of shares outstanding                21,504,082      20,608,151

                             CONSOLIDATED STATEMENTS
                              OF INCOME (unaudited)

                                         Three Months Ended       Twelve Months Ended
                                            December 31,              December 31,
                                      -----------------------   -----------------------
                                         2005         2004         2005         2004
                                      ----------   ----------   ----------   ----------
                                           (in thousands, except common share data)
Interest and fees
 on loans                             $   29,518   $   21,695   $  104,971   $   77,499
Interest on investment
 securities                                3,087        2,596       10,769        8,148
Other interest income                        206          179          564          272
Total interest income                 $   32,811   $   24,470   $  116,304   $   85,919

Interest on deposits                  $   10,563   $    6,578   $   33,938   $   21,436
Interest on short-term
 borrowings                                  374          205        1,279          557
Interest on long-term
 debt                                      1,833        1,569        6,670        5,372
Junior subordinated debt
 owed to unconsolidated
 trusts                                      963          740        3,455        2,676
Total interest expense                $   13,733   $    9,092   $   45,342   $   30,041

Net interest income                   $   19,078   $   15,378   $   70,962   $   55,878

Provision for loans
 losses                                      725          585        3,490        2,905
Net interest income
 after provision                      $   18,353   $   14,793   $   67,472   $   52,973

Trust fees                            $    1,475   $    1,337   $    5,752   $    5,339
Commissions and
 brokers' fees                               648          561        2,327        2,335
Fees for customer
 services                                  2,677        2,523       10,213        9,876
Gain on sale of loans                        639          705        2,571        2,689
Net security (losses)
 gains                                      (360)         283          (54)       1,373
Other                                        821          632        2,728        2,178
Total non-interest
 income                               $    5,900   $    6,041   $   23,537   $   23,790

Salaries and wages                    $    6,520   $    5,176   $   23,217   $   19,529
Employee benefits                          1,560        1,137        5,271        4,297
Net occupancy expense                      1,253        1,023        4,576        3,921
Furniture and equipment
 expense                                     821          612        3,099        2,384
Data processing expense                      466          498        1,962        1,915
Amortization expense                         377          196        1,101          631
Other operating
 expenses                                  3,554        3,630       11,889       10,408
Total non-interest
 expense                              $   14,551   $   12,272   $   51,115   $   43,085

Income before
 income taxes                         $    9,702   $    8,562   $   39,894   $   33,678
Income taxes                               3,139        2,793       12,960       11,224
Net Income                            $    6,563   $    5,769   $   26,934   $   22,454

Common Share Data
Basic earnings
 per share                            $     0.31   $     0.28   $     1.29   $     1.10
Fully-diluted earnings
 per share                            $     0.31   $     0.28   $     1.29   $     1.09
Average shares
 outstanding                          21,434,594   20,564,049   20,918,879   20,511,423

                                CORPORATE PROFILE

     First Busey Corporation is a financial holding company headquartered in Urbana, Illinois. First Busey Corporation has three wholly-owned banking subsidiaries with locations in three states. Busey Bank is headquartered in Urbana, Illinois and has twenty-one banking centers serving Champaign, McLean, Ford, Peoria and Tazewell Counties in Illinois. Busey Bank also has a banking center in Indianapolis, Indiana and a loan production office in Ft. Myers, Florida. As of December 31, 2005, Busey Bank had total assets of $1.8 billion. Busey Bank Florida is a federal thrift headquartered in Ft. Myers, Florida with two additional banking centers in Cape Coral, Florida. Busey Bank Florida had total assets of $246 million as of December 31, 2005. On July 29, 2005, First Busey Corporation acquired Tarpon Coast Bancorp, Inc. and its primary subsidiary, Tarpon Coast National Bank, Port Charlotte, Florida. Tarpon Coast National Bank has four banking centers located in Charlotte and Sarasota Counties. Tarpon Coast National Bank had total assets of $177 million as of December 31, 2005. Busey Bank Florida and Tarpon Coast National Bank will merge at the close of business on February 17, 2006, and the resultant bank will be Busey Bank, N.A. headquartered in Port Charlotte, Florida. Busey also provides electronic delivery of financial services through Busey e-bank, http://www.busey.com.

     Busey Investment Group is a wholly-owned subsidiary of First Busey Corporation and owns three subsidiaries. First Busey Trust & Investment Co. specializes in asset management and trust services. First Busey Securities, Inc. (member NASD/SIPC) is a full-service broker/dealer subsidiary. Busey Insurance Services, Inc. is a provider of personal insurance products. Busey Investment Group has approximately $2.2 billion in assets under care.

     First Busey Corporation's common stock is traded on the Nasdaq National Market under the symbol "BUSE." First Busey Corporation has a repurchase program in effect under which it is authorized to purchase up to 750,000 shares of stock.

SOURCE  First Busey Corporation
    -0-                             01/17/2006
    /CONTACT: Barbara J. Kuhl, President & COO of First Busey Corporation, +1-217-365-4513/
    /First Call Analyst: /
    /FCMN Contact: wbertram@busey.com /
    /Web site:  http://www.busey.com /